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                               CERTIFICATE OF FORMATION
                                          OF
                         FLORIDA COAST PAPER COMPANY, L.L.C.


         The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "Delaware Limited Liability Company Act"), hereby certifies that:

         FIRST:    The name of the limited liability company (the "limited
liability company") is Florida Coast Paper Company, L.L.C.

         SECOND:   The address of the registered office and the name and the
address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

         THIRD:    The latest date on which the limited liability company is to dissolve is December 31, 2050.

         Executed on May 14, 1996.


                         /s/ Michael S. Nelson
                        ------------------------------------
                        Michael S. Nelson, Authorized Person